Comdisco, Inc. and Subsidiaries
Exhibit 12.00
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)




                                                       Nine months ended
                                                            June 30         For the years ended September 30
                                                       -----------------    --------------------------------
                                                          2000   1999       1999   1998   1997   1996   1995
                                                          ----   ----       ----   ----   ----   ----   ----
Fixed charges

  Interest expense (1)..................................   $277   $230      $341   $329   $301   $267   $278

  Approximate portion of
    rental expense representative
    of an interest factor ..............................      5      4         6      5      4      7     11
                                                           ----   ----      ----   ----   ----   ----   ----
  Fixed charges ........................................    282    234       347    334    305    274    289

Earnings before income taxes,
   net of preferred stock dividends ....................    157     28        75    238    203    176    160
                                                           ----   ----      ----   ----   ----   ----   ----
Earnings before income taxes,
   net of preferred stock dividend,
   plus fixed charges ..................................   $439   $262      $422   $572   $508   $450   $449
                                                           ====   ====      ====   ====   ====   ====   ====

Ratio of earnings to fixed charges .....................   1.56   1.12      1.22   1.71   1.67   1.64   1.55
                                                           ====   ====      ====   ====   ====   ====   ====
Rental expense:
  Equipment subleases ..................................   $  2   $  3      $  4   $  5   $  6   $ 14   $ 22
  Office space, furniture, etc .........................     13     10        14      9      7      8     10
                                                           ----   ----      ----   ----   ----   ----   ----
     Total .............................................   $ 15   $ 13      $ 18   $ 14   $ 13   $ 22   $ 32
                                                           ====   ====      ====   ====   ====   ====   ====
     1/3 of rental expense .............................   $  5   $  4      $  6   $  5   $  4   $  7   $ 11
                                                           ====   ====      ====   ====   ====   ====   ====




1 Includes interest expense incurred by technology services and included in technology services expenses on the statements of earnings and interest expense incurred by Prism Communication Services and included in Prism expenses on the statements of earnings.

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